Exhibit 23.3

Consent

In accordance with Rule 438 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), I hereby consent to the inclusion in the registration statement on Form S-1 of Chart Industries, Inc. (the "Company")(SEC File No. 333-133254), and in all amendments (including post-effective amendments) thereto, and in the related Prospectus, of (i) a reference naming me as a person about to become a director of the Company; and (ii) such other information regarding me as is required to be included therein under the Securities Act.
By: /s/ Steven W. Krablin
      Steven W. Krablin
Dated: July 7, 2006